Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RELM Wireless Corporation

West Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of RELM Wireless Corporation (the “Company”) pertaining to the RELM Wireless Corporation 2007 Non-Employee Directors’ Stock Option Plan and the RELM Wireless Corporation 2007 Incentive Compensation Plan of our report dated March 2, 2007, relating to the consolidated financial statements of RELM Wireless Corporation, appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

/s/BDO Seidman, LLP

Miami, Florida

November  9, 2007